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Exhibit A-2

RETAINED EARNINGS ANALYSIS OF PACIFICORP DETAILING GROSS EARNINGS, GOODWILL AMORTIZATION, DIVIDENDS PAID AND RESULTING CAPITAL BALANCES AT MARCH 31, 2001($MM)


                                                ($ in millions)
                                                ---------------
Retained earnings at March 31, 2000                  $622
Net loss for the year                                 (88)
Goodwill amortization                                   0
Dividends declared - common                          (390)
Dividends declared - preferred                        (15)
                                                     ----

Retained earnings at March 31, 2001                  $129
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